Exhibit 99.1

News Release

LCA-Vision Reports First Quarter Financial Results

CINCINNATI (April 30, 2014 ) – LCA-Vision Inc. (NASDAQ: LCAV), a leading provider of laser vision correction services under the LasikPlus® brand, today announced financial and operating results for the three months ended March 31, 2014.

First Quarter 2014 Financial and Operating Highlights (all comparisons are with the first quarter of 2013)

■	Revenues were $25.5 million, down 9.8% from $28.3 million; adjusted revenues declined 8.9% to $25.5 million from $27.9 million.
■	Procedure volume declined 8.4% to 14,898 from 16,272.
■	Average adjusted revenue per procedure declined to $1,709 from $1,717, due primarily to a $500-off price promotion in the 2014 quarter.
■

Medical professional and license fees were $5.8 million compared with $6.7 million. The decrease is due to lower procedure volume and favorable per-procedure fee negotiations with a key vendor in the second quarter of 2013.

■	Vision center direct costs were $10.1 million in both periods with increases in rent and bad debt expense in 2014 offset by reductions in laser maintenance and state and local taxes.
■	General and administrative expense decreased by $0.2 million to $2.9 million from $3.1 million, due primarily to lower employee-related costs.
■	Marketing and advertising expense of $6.0 million decreased by $0.6 million. Marketing cost per eye was $400, compared with $404.
■	Depreciation expense decreased slightly to $0.5 million from $0.6 million, due to slightly lower capital expenditures.
■

Operating loss was $0.3 million compared with operating profit of $1.0 million. Adjusted operating loss was $0.4 million compared with adjusted operating income of $0.7 million. Operating loss and adjusted operating loss for the first quarter of 2014 reflected lower procedure volume and revenues, transaction costs of $0.6 million related to the merger agreement with PhotoMedex, partially offset by other expense reductions. The first quarter of 2013 included $0.2 million of restructuring charges related to relocating the patient call center.

■	Net loss was $0.2 million, or $0.01 per share, compared with net income of $1.2 million, or $0.06 per share.
■	Cash and investments were $29.8 million as of March 31, 2014, compared with $28.7 million as of December 31, 2013.

The company provides adjusted revenues and operating loss as a means of measuring performance that adjusts for the non-cash impact of accounting for separately priced extended warranties. A reconciliation of revenues and operating loss as reported in accordance with U.S. Generally Accepted Accounting Principles (GAAP) is provided at the end of this news release. Management believes that the adjusted information better reflects operating performance and, therefore, is more meaningful to investors.

“As we previously reported, inclement weather during the quarter disrupted our operations and negatively impacted procedure volume as demonstrated by 100 closed days or partially closed days among a number of our vision centers. We believe our results also were negatively impacted by the timing of our price promotions and changes in marketing compared with last year. The number of cataract and intraocular lens procedures increased compared with the first quarter of 2013 but were lower than the fourth quarter of 2013,” said LCA-Vision Chief Executive Officer Michael J. Celebrezze.

On February 13, 2014, LCA-Vision Inc. and PhotoMedex, Inc. entered into an Agreement and Plan of Merger providing for the acquisition of LCA-Vision by PhotoMedex. Pursuant to the terms of the merger agreement, a wholly owned subsidiary of PhotoMedex will be merged with and into LCA-Vision, with LCA-Vision surviving the merger as a wholly owned subsidiary of PhotoMedex. A Special Meeting of LCA-Vision Stockholders is scheduled to be held on May 7, 2014 at the Queen City Club, 331 East Fourth Street, Cincinnati, OH 45202 at 9:00 a.m., Eastern Time, to consider and vote on a proposal to adopt the merger agreement and related matters.

About LCA-Vision Inc./LasikPlus®

LCA-Vision Inc., a leading provider of laser vision correction services under the LasikPlus® brand, operates 60 LasikPlus® vision centers in the U.S., including 51 full-service LasikPlus® fixed-site laser vision correction centers and nine pre- and post-operative LasikPlus® satellite centers. LCA-Vision has performed more than 1.3 million procedures since FDA approval of photorefractive keratectomy (PRK) in late 1995.

Forward-Looking Statements

This news release contains forward-looking statements based on current expectations, forecasts and assumptions of LCA-Vision that are subject to risks and uncertainties. The forward-looking statements in this release are based on information available to the company as of the date hereof. Actual results could differ materially from those stated or implied in the forward-looking statements due to risks and uncertainties associated with its business. In addition to the risk factors discussed in the company’s Form 10-K and other filings with the Securities and Exchange Commission (SEC), there are a number of other risks and uncertainties associated with its business including, without limitation, the successful execution of cost-effective marketing strategies to attract patients to its vision centers; the impact of low consumer confidence and discretionary spending; the impact of changes in government regulations related to medical expenses; competition in the laser vision correction industry; the possibility of adverse outcomes or long-term side effects of laser vision correction and negative publicity regarding laser vision correction; the company’s ability to operate profitable vision centers and retain qualified personnel during periods of lower procedure volumes; the company’s success in expanding its services into the refractive lens and cataract market; additional regulatory requirements, such as for Medicare, related to cataract and other refractive procedures; the continued availability of non-recourse third-party financing for its patients on terms similar to what it has paid historically; the company’s ability to achieve profitability in its developing business expansion initiatives; and the future value of revenues financed by the company and its ability to collect on such financings, which will in turn depend on a number of factors, including the consumer credit environment and the company’s ability to manage credit risk related to consumer debt, bankruptcies and other credit trends.

Further, the U.S. Food and Drug Administration’s (FDA) advisory board on ophthalmic devices currently is reviewing concerns about post-LASIK quality of life matters and the FDA is conducting a three-phase study on LASIK outcomes and quality of life. The FDA or another regulatory body could take legal action against the company or others in the laser vision correction industry. The outcome of this review or legal action potentially could impact negatively the acceptance of LASIK. In addition, the acceptance rate of new technologies and the Company’s ability to implement successfully new technologies on a national basis create additional risk.

Except to the extent required under the federal securities laws and the rules and regulations promulgated by the SEC, the company assumes no obligation to update the information included in this news release, whether as a result of new information, future events or circumstances, or otherwise.

Participants in the Solicitation

LCA-Vision Inc. (“LCA-Vision”) and its directors and officers may be deemed to be participants in the solicitation of proxies for the special meeting of LCA-Vision stockholders to be held on May 7, 2014 to approve the merger of LCA-Vision with a subsidiary of PhotoMedex, Inc. (“PhotoMedex”). In connection with the proposed merger, LCA-Vision has filed with the Securities and Exchange Commission a Proxy Statement. The stockholders of LCA-Vision are advised to read in full the Proxy Statement and other documents filed with the Securities and Exchange Commission in connection with the solicitation of proxies for the special meeting because these documents contain important information. The Proxy Statement was mailed on or about March 28, 2014 to stockholders of LCA-Vision as of March 20, 2014, the record date for voting on the merger. The Proxy Statement can be obtained, without charge, at the Securities and Exchange Commission’s website at www.sec.gov. In addition, the Proxy Statement and other documents relating to the special meeting may be obtained free of charge by directing a request to LCA-Vision Inc., 7840 Montgomery Road, Cincinnati, Ohio 45236, Attn: Assistant Secretary, or (513) 792-9090.

For Additional Information

Company Contact:	Investor Relations Contact:
LCA-Vision Inc.	LHA
Barb Kise	Kim Golodetz
513-792-5629	212-838-3777
kgolodetz@lhai.com
or
Bruce Voss
310-691-7100
bvoss@lhai.com
@LHA_IR_PR

(TABLES TO FOLLOW)

LCA-Vision Inc.

Condensed Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Current assets
Cash and cash equivalents	$27,822	$26,689
Investments	1,984	1,984
Patient receivables, net of allowances of $774 and $719, respectively	3,148	3,026
Other accounts receivable, net	692	950
Prepaid expenses and other	2,168	1,820

Total current assets	35,814	34,469

Property and equipment, net	6,629	7,037
Patient receivables, net of allowances of $490 and $423	1,294	1,186
Other assets	223	223

Total assets	$43,960	$42,915

Liabilities and Stockholders' Investment
Current liabilities
Accounts payable	$7,760	$7,218
Accrued liabilities and other	8,240	6,868
Debt obligations maturing within one year	784	777

Total current liabilities	16,784	14,863

Long-term insurance reserves, less current portion	5,521	5,714
Long-term debt obligations, less current portion	881	1,080
Other long-term liabilities	1,917	2,127

Stockholders' investment
Common stock ($.001 par value; 25,291,637 shares issued and 19,347,554 and 19,254,175 shares outstanding, respectively)	25	25
Contributed capital	181,084	180,790
Common stock in treasury, at cost (5,944,083 shares and 6,037,462 shares, respectively)	(109,674)	(110,034)
Accumulated deficit	(52,796)	(52,013)
Accumulated other comprehensive income	218	363
Total stockholders' investment	18,857	19,131

Total liabilities and stockholders' investment	$43,960	$42,915

LCA-Vision Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)

(Amounts in thousands except per share data)

	Three months ended March 31,
	2014	2013

Revenues	$25,531	$28,304

Operating costs and expenses
Medical professional and license fees	5,793	6,734
Direct costs of services	10,113	10,059
General and administrative expenses	2,929	3,149
Marketing and advertising	5,958	6,570
Depreciation	490	556
Transaction costs	598	-
Restructuring charges	(6)	219
	25,875	27,287
Gain on sale of assets	-	6

Operating (loss) income	(344)	1,023

Net investment income and other	221	216

(Loss) income before taxes on income	(123)	1,239

Income tax expense	28	34

Net (loss) income	$(151)	$1,205

Earnings per common share
Basic	$(0.01)	$0.06
Diluted	$(0.01)	$0.06

Weighted average shares outstanding
Basic	19,284	19,093
Diluted	19,284	19,283

Other comprehensive loss, net of tax:
Foreign currency translation	$(145)	$(97)
Total other comprehensive loss, net of tax	$(145)	$(97)

Comprehensive (loss) income	$(296)	$1,108

LCA-Vision Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(Dollars in thousands)

	Three months ended March 31,
	2014	2013

Cash flow from operating activities:
Net (loss) income	$(151)	$1,205
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation	490	556
Provision for loss on doubtful accounts	374	87
Gain on sale of assets	-	(6)
Stock-based compensation	294	346
Insurance reserve	(222)	(212)
Changes in operating assets and liabilities:
Patient accounts receivable	(579)	(708)
Other accounts receivable	229	(1,699)
Prepaid expenses and other	(387)	(984)
Accounts payable	542	193
Deferred revenue, net of professional fees	(63)	(332)
Accrued liabilities and other	1,291	525

Net cash provided by (used in) operations	1,818	(1,029)

Cash flow from investing activities:
Purchases of property and equipment	(80)	(135)
Proceeds from sale of assets	4	11
Proceeds from sale of investment securities	-	2,804

Net cash (used in) provided by investing activities	(76)	2,680

Cash flow from financing activities:
Principal payments on loan	(192)	-
Shares repurchased for treasury stock	(272)	(231)

Net cash used in financing activities	(464)	(231)

Net effect of exchange rate changes on cash and cash equivalents	(145)	(97)

Increase in cash and cash equivalents	1,133	1,323

Cash and cash equivalents at beginning of period	26,689	31,653

Cash and cash equivalents at end of period	$27,822	$32,976

LCA-Vision Inc.

Effect of the Change in Accounting for Deferred Revenues on Financial Results

(Dollars in thousands)

(Unaudited)

To supplement its Consolidated Financial Statements presented in accordance with accounting principles generally accepted in the United States, LCA-Vision discusses adjusted revenues and operating loss. Management utilizes this information as a means of measuring performance that adjusts for the non-cash impact of the accounting for separately priced extended warranties and believes that including this additional disclosure is meaningful to investors for the same reason.

Accordingly, this news release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of the difference between the non-GAAP measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

	Three Months Ended March 31,
	2014	2013
Revenues
Reported U.S. GAAP	$25,531	$28,304
Adjustments
Amortization of prior deferred revenue	(70)	(369)
Adjusted revenues	$25,461	$27,935

Operating (loss) income
Reported U.S. GAAP	$(344)	$1,023
Adjustments
Amortization of prior deferred revenue	(70)	(369)
Amortization of prior professional fees	7	37
Adjusted operating (loss) income	$(407)	$691

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